UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 30, 2004

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
333-21011	FIRSTENERGY CORP. (An Ohio Corporation) 76 South Main Street Akron, OH 44308 Telephone (800)736-3402	34-1843785

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

        On November 30, 2004, FirstEnergy Corp. issued a Letter to the Investment Community regarding the company’s announced increase to its quarterly common stock dividend and earnings guidance for 2005. The Board of Directors declared a quarterly dividend of 41.25 cents per share of common stock – a ten percent increase over the previous quarterly dividend rate of 37.5 cents per share. The increased dividend will be payable March 1, 2005, to shareholders of record as of February 7, 2005. With this increase, the new indicated annual dividend would be $1.65 per share.

        Additionally, the Board adopted a dividend policy that will target sustainable annual dividend increases after 2005 that generally reflect an annual growth rate within the range of 4 percent to 5 percent, and an earnings payout ratio generally within the range of 50 percent to 60 percent. The Board will continue to review FirstEnergy’s dividend policy regularly. The amount and timing of all dividend payments is subject to the discretion of the Board and its consideration of business conditions, results of operations, financial condition and other factors.

        The company’s earnings guidance for 2005 is $2.70 to $2.85 per share of common stock. The company is currently unaware of any specific unusual charges or credits that will become reconciling items between earnings per share on a GAAP and non-GAAP* basis in 2005. The company expects non-GAAP* free cash flow of approximately $400 million in 2005. A copy of the Letter to the Investment Community is available at FirstEnergy’s Investor Information web site at www.firstenergycorp.com/ir under Letters to the Investment Community.

* This Form 8-K contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statement: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “potential”, “expect”, “believe”, “estimate” and similar words and include reference to an indicated annual dividend. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outages and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to those outages, the final outcome in the proceeding related to FirstEnergy’s Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in FirstEnergy’s Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended September 30, 2004, and other similar factors. Dividends declared from time to time during any annual period may in aggregate vary from the indicated amounts due to circumstances considered by the Board at the time of the actual declarations. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

November 30, 2004

FIRSTENERGY CORP.
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President, Controller and
Chief Accounting Officer